Exhibit 99

Best Buy Authorizes $5 Billion Share Repurchase
Program and 7 Percent Dividend Increase

MINNEAPOLIS—June 21, 2011—The board of directors of Best Buy Co., Inc. (NYSE:BBY) has authorized a new $5 billion share repurchase program. The new program terminates and replaces the Company’s prior $5.5 billion share repurchase program, which was announced on June 27, 2007 and had approximately $800 million of remaining authorization as of the first fiscal quarter of 2012 ended May 28, 2011.

“Best Buy’s business generates significant cash flow and we are committed to using that cash in a disciplined manner,” said Brian Dunn, CEO of Best Buy. “We are very pleased to announce this new share repurchase program that underscores our commitment to enhancing returns for shareholders.”

The Company’s board of directors also approved a 7 percent increase in the company’s quarterly cash dividend to 16 cents per common share. The change will be effective with the quarterly dividend which, if authorized, would be payable on October 25, 2011 to shareholders of record as of October 4, 2011.

Shareholder Meeting Held Today

Best Buy will hold its regular meeting of shareholders today at the Best Buy corporate campus in Richfield, Minnesota beginning at 9:30 a.m. (CDT). In keeping with Best Buy’s efforts to more effectively communicate with its shareholders through connectivity, the company once again plans to webcast streaming video of the meeting on both www.bby.com and in a virtual shareholder meeting in conjunction with the in-person meeting. The company intends to engage in a proactive and efficient process to allow virtual participation to validated shareholders who choose to participate in this interactive experience. Best Buy believes that the webcast will be an effective complementary experience to the in-person meeting. A replay will be available following the meeting on www.investors.bestbuy.com.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 180,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For information about Best Buy, visit www.bby.com.

Investor Contacts:

Bill Seymour, Vice President, Investor Relations

(612) 291-6122 or bill.seymour@bestbuy.com

Adam Hauser, Director, Investor Relations

(612) 291-4446 or adam.hauser@bestbuy.com

Mollie O’Brien, Director, Investor Relations

(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contacts:

Susan Busch, Senior Director, Public Relations

(612) 291-6114 or susan.busch@bestbuy.com

Lisa Hawks, Director, Public Relations

(612) 291-6150 or lisa.hawks@bestbuy.com